Exhibit 16.1
------------


                        Letterhead of S. W. Hatfield, CPA



July 19, 2005



U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

On July 19, 2005, this Firm received a copy of an Amendment No. 3 to Form SB-2/A to be filed by Achievers Magazine, Inc. (Company) (SEC File #333-114564, CIK # 1284450) containing information in Item 23 - Changes In And Disagreements With Accountants on Accounting and Financial Matters.

We have no disagreements with the statements made in the disclosures contained in the Amendment No. 3 to Form SB-2/A which we read.

Yours truly,

/s/ S. W. Hatfield, CPA
-----------------------

S. W. Hatfield, CPA
Dallas, Texas